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                                                                   Exhibit 10.36

[EXEGENICS LOGO]

                                                                  April 30, 2003

Joan Gillett
19 Oak Circle
Lake Dallas, TX 75065

Dear Joan:

Re:  Termination of your position with EXEGENICS, Inc.

Dear Joan:

Your employment with EXEGENICS, Inc. (the "Company") will terminate effective as of April 30, 2003. This letter will confirm our agreement (the "Agreement") concerning the termination of your employment from the Company.

1. In consideration for your execution of this Agreement, the Company has agreed to pay you the gross sum of $79,000 less applicable payroll taxes. The Company shall make this payment to you on May 15, 2003, following your execution of this release. In addition, the Company has agreed to pay the costs of premiums associated with continuing your health insurance for a period of six months commencing with the month in which your termination is effective. You will receive COBRA information under separate cover. You understand that you will not be eligible for any other employment benefits, such as bonuses, pension, profit sharing or any other benefit plans, and you will be responsible for all health insurance premiums subsequent to the period set forth in this paragraph.

2. You acknowledge that the payments and arrangements made under this agreement are special payments and arrangements to which you are not otherwise entitled and which are not normally provided by the Company, but are being given as special consideration for this Agreement. You may be entitled to unemployment benefits, and you should contact the local unemployment agency for more information on making application for such benefits.

3. You agree that the Company does not owe you any wages, benefits, commissions, bonuses, vacation or severance payments, buyouts or any other payments of any kind or nature whatsoever except as specifically provided in this Agreement. You have been paid all due and accrued wages and vacation and sick pay. The check for your accrued vacation and sick pay (which reflects a gross sum of $15,192, less applicable payroll taxes) will be to you on May 15, 2003.
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4. The above does not modify or create any new retirement or welfare benefit rights beyond those you may have had, if any, prior to the date of this Agreement, nor change any applicable employee benefit plan provisions or summary plan descriptions. Information concerning the disposition of the employee benefits to which you are entitled will be provided to you by the appropriate Plan Administrator. Except for the options granted to you on December 9, 2002 (which have a termination date of December 8, 2004), you will have 150 days from May 15, 2003 within which to exercise your vested stock options that are vested as of your termination date.

5. Each of us (in the Company's case, any of the Company's current officers or directors) represents that we have not and agree that we will not in any way disparage the other party or will either of us make or solicit any comments, statements, or the like to the media or others that may be considered derogatory or detrimental to the good name or business reputation of any of the foregoing parties or entities. You understand that it is the Company's policy to provide only dates of employment, position held and salary earned in response to any requests for references from future employers or others. This Agreement shall constitute the statement of the reason for your termination pursuant to Texas law. You have been terminated as a result of the elimination of your position.

6. You and the Company agree that neither the existence nor the terms of this Agreement will be released for public announcement or otherwise made public or made known to any person other than your spouse, immediate family, accountant and attorney (all of whom shall be bound by this paragraph), the Company's accountants and attorneys, and to the extent necessary to secure future employment, an employer.

7. You acknowledge that in your position you may have been privy to confidential insider information or trade secrets. Such information includes but is not limited to details of past and future business transactions, historical and projected financial results and strategic plans. You acknowledge and agree that such information belongs exclusively to the Company and may not be used or disclosed by you. Additionally, if you have executed any nondisclosure or confidentiality agreements, you shall continue to be bound by such agreements. You agree to remain bound by the Patent and Confidentiality Agreement you signed on October 16, 2000.

8. In consideration for the payment described above, you agree that you and your heirs, legal representatives and assigns hereby waive, release and forever discharge, and will not file or permit to be filed against the Company and its shareholders, directors, officers, agents and employees, its parent, subsidiaries, divisions and affiliates and directors, officers, agents, employees and principals thereof, and its successors and assigns (separately and collectively,
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     the "Releasees") any and all claims, counterclaims, demands, debts, actions, causes of action, suits or liabilities of any nature whatsoever, whether known or unknown, which you ever had, now have or hereafter can, shall or may have against Releasees, for, upon, or by reason of any matter, cause or thing whatsoever arising from the beginning of the world to the date of this Release, including, but not limited to, any statutory or common law claims relating to your employment, any claim to unpaid wages, equity compensation, promissory notes, expense reimbursements or benefits, and any other claims that were or could have been asserted arising out of your employment.

9. You agree that among the rights you knowingly and voluntarily waive and release are your right to bring any complaints against Releasees arising on or before the date of your signing of this Agreement under Title VII of the Civil Rights Act, the Federal Age Discrimination in Employment Act, the Employee Retirement Income Security, Act the Americans with Disabilities Act, and any other federal, state or local law regulating employment or dealing with discrimination on any basis, including but not limited to sex, sexual harassment, age, race, national origin, sexual orientation, veteran status, marital status, religion, and physical and/or mental disability, or any statutory or common law under which you would be entitled to seek the recovery of attorneys' fees arising out of any such legal violation. You also agree that you are waiving and releasing all rights to bring any complaints or lawsuits against the Releasees alleging unpaid wages, breach of contract, defamation, wrongful termination, infliction of emotional distress or any other possible claim arising on or before the date of your signing of this Agreement.

10. Notwithstanding the foregoing, nothing in this Agreement should be construed to prevent you from challenging the validity of this release under the Federal age or other discrimination laws (the "Federal Discrimination Laws") or from filing a charge or complaint of age or other employment-related discrimination with the Equal Employment Opportunity Commission ("EEOC") or applicable state agency, or from participating in any investigation or proceeding conducted by the EEOC or applicable state agency. Further, nothing in this release or Agreement shall be deemed to limit the Company's right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

11. You acknowledge that you have been advised to consult with an attorney regarding this Agreement and that you have been given an opportunity to discuss this Agreement with an attorney. You also acknowledge that you have been given at least twenty-one (21) calendar


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     days from receipt of this Agreement to consider and decide whether or not to enter into this Agreement. You further acknowledge that you have had reasonable and sufficient time to review this Agreement, discuss it with an attorney, and are voluntarily signing it without duress or coercion on the date indicated below. You acknowledge that you have read this Agreement in its entirety and that you understand its meaning and effect. You understand that the payments made pursuant to this Agreement are special payments, and that you would otherwise not be entitled to receive such payments absent your execution of this Agreement.

12. This Agreement will not become effective or enforceable until the eighth calendar day after you have signed it (such eighth calendar day is the "Effective Date"). You understand that if you wish to revoke this Agreement for any reason or for no reason at all, you may do so during the first seven(7) calendar days following your signing it by delivering written notice of such revocation to the Company prior to 11:59 p.m. on the seventh day following your signature. You also understand that if no such notice of revocation is received by the date and time indicated, this Agreement shall become effective and enforceable as of 12:00 a.m. on the eighth day following your signing of it.

13. This Agreement constitutes our complete agreement and may not be changed except by a writing signed by you and the Company. This agreement shall be governed by and construed under the laws of the State of Texas, without regard to its conflicts of laws.

14. You acknowledge and agree that you have entered into this Agreement after having had the opportunity to consult the advisor of your choice, including an attorney, with such consultation as you deem appropriate and you have a full understanding of your rights and of the effect of executing this Agreement, namely that you waive any and all claims, demands or causes of action against the Releases regarding your employment or termination of employment, including the waiver of claims and covenant not to sue set forth above. You further acknowledge that your execution of this Agreement is made voluntarily and with full understanding of its consequences and has not been coerced in any way.

     If the above correctly reflects your understanding of the agreement between you and the Company, kindly sign this letter below where indicated and return it to me.
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Very truly yours,

EXEGENICS, Inc.


By:  /s/ Ronald L. Goode
     -------------------
Its: President and CEO


ACCEPTED AND AGREED:


By:  /s/ Joan Gillett
     -------------------
     Joan Gillett

Date executed: 04/30/03